Exhibit 10.3
EXCLUSIVE MANUFACTURING AGREEMENT

THIS EXCLUSIVE MANUFACTURING AGREEMENT is made as of the 1st day of August, 2008 by and between SMITH YOUNG AND ASSOCIATES, INC., a Colorado Corporation, its successors, affiliates, and assigns, Morton Weisbrot an individual residing in the State of Arizona, his successors, and assigns (hereinafter all collectively referred to as the "Licensee") and, FUEL CONCEPTS LLC, an Ohio Limited Liability Company, its successors, affiliates, and assigns (hereinafter all collectively referred to as the “Manufacturer”). Sometimes referred to herein collectively as “the parties”.

NOW, THEREFORE, in consideration of the promises hereinafter made by the parties hereto, it is agreed as follows:

ARTICLE I
APPOINTMENT OF MANUFACTURER

1.   Manufacturing Right. Licensee hereby appoints and grants Manufacturer the exclusive world-wide non-assignable right to manufacture products for Licensee defined in the “Current Price List" as set forth in “Exhibit "A" attached hereto.

2.  Prices. All prices stated are listed in the “Current Price List" as set forth in “Exhibit A" attached hereto.  Said prices are listed at Manufacturer’s actual cost to produce each individual unit of products listed in the “Current Price List" as set forth in “Exhibit A" attached hereto and do not include transportation or shipping costs of any kind or federal, state or local taxes of any kind or nature.

3.  Terms. All Purchase Orders submitted to Manufacturer shall be paid in full with in Seven (7) business days of submission of the Purchase Order.

4.  Title to Products. Title to the Products shall at all times remain with Licensee. Manufacturer shall at no time, have any right, title and interest of any kind in products manufactured under this Agreement.

5.  Quality Control.

      (a)   Manufacturer shall cause all products submitted to Manufacturer by Licensee for production under this Agreement, to be manufactured in strict accordance with Licensee’s exact product specifications and shall institute and comply with all quality control procedures necessary to meet such requirements. All product manufactured under this Agreement that do not meet or exceed Licensee's product specifications shall either be replaced or repaired in accordance with Article VI of this Agreement.

      (b)    In the event that Manufacturer shall fail to manufacture Licensee’s products in accordance with Licensee’s exact product specifications and Quality Control requirement of any specific PO, the circumstances of which would cause the specific PO to have a failure of .003% or greater of the total  number of units ordered per that specific PO more three (3) times during the term of this Agreement, this Agreement shall automatically and without further notice, convert to a NON-EXCLUSIVE

(c) Manufacturing Agreement and Licensee shall have full rights to manufacture its products with any other manufacturer that Licensee may deem appropriate. Failure is defined as the products inability to adjust and maintain the desired flow of gasoline as specified by the Manufacturer.

ARTICLE III
DELIVERY

1. Purchase Orders and Delivery Requirements.

      (a)   Licensee shall order all products to be manufactured by written notice (The “Purchase Order” hereinafter collectively referred to as the “PO”) to Manufacturer. Each PO submitted to Manufacturer shall specify the number of units to be manufactured, the type of units to be manufactured, which shall be identified by the model number designations as indicated in the Price List as set forth in “Exhibit A" attached hereto and include the desired method of shipment and delivery date requirements. Manufacture shall indicate its acceptance of each PO submitted under this Agreement by returning a signed, accepted copy to Licensee within 24 hours of submission by Licensee.

      (b)   In the event that Manufacturer is unable to meet the specific delivery requirements set forth in any PO submitted, Manufacturer shall notify Licensee in writing no later then three (3) days from the receipt of the PO and request a delivery modification. All delivery modifications must be approved, in writing by Licensee prior to the commencement and fulfillment of the specific PO.

      (c)   In the event that Manufacturer is unable to meet the delivery requirement of any specific PO, the circumstances of which would cause the delivery and fulfillment of the specific PO to be delayed by thirty (30) days or more, Licensee shall have the write to seek an outside manufacturer to manufacture the specific PO.

      (d)   In the event that Manufacturer is unable to meet the delivery requirement of any specific PO, the circumstances of which would cause the delivery and fulfillment of the specific PO to be delayed by thirty (30) days three (3) times during the term of this Agreement, this Agreement shall automatically and without further notice, convert to a NON-EXCLUSIVE Manufacturing Agreement and Licensee shall have full rights to manufacture its products with any other manufacturer that Licensee may deem appropriate.

2. Shipping and Transportation of Manufactured Products.

      (a)   Manufacturer shall ship units to Licensee in accordance with the delivery requirement set forth in each PO as accepted by Manufacturer.

      (b)   All shipments of Product shall be made Fright On Board (herein after referred to “FOB”)  Manufacturer's facilities and liability for loss or damage in transit, shall stay with Manufacturer until such time as delivery of Product, as defined in each individual PO, reaches  its final port of delivery.

      (c)   Licensee shall bear all costs of transportation, insurance, import duties, tariffs, taxes and docking fees and will promptly reimburse Manufacturer if Manufacturer prepays or otherwise pays for such expenses.

      (d)   Manufacturer shall not be in default by reason of any failure in its performance under this Agreement if such failure results from, whether directly or indirectly, fire, explosion, strike, freight embargo, Act of God or of the public enemy, war, civil disturbance, act of any government, dejure or de facto, or agency or official thereof, material or labor shortage, transportation contingencies, unusually severe weather, default of any other manufacturer or a supplier or subcontractor, quarantine, restriction, epidemic, or catastrophe.

      (e)   Licensee shall be responsible for all costs from the port of delivery to their containment facility for purchase orders.

3.   Cancellation. Licensee shall have the right to cancel any specific PO upon three (3) business days written notice to Manufacturer from the date of issuance of the original PO.

ARTICLE VI
WARRANTY
1.   Product Warranty.

      (a)    Manufacturer warrants that Licensee shall acquire all Product purchased hereunder free and clear of any and all liens and encumbrances of any kind or nature, expressed or implied, whether in law or by contract.

      (b)    Manufacturer warrants all Product manufactured under this Agreement shall be free from defects in materials, workmanship, manufacturing or fabrication under normal use and service for a period of ninety (90) days from the date of delivery as provided under Section 2(a) of Article III of this Agreement.

  (c)   All repair covered by this warranty shall be done at Manufacturer's facilities, or other such warranty repair facilities designated by Manufacturer.

      (d)   Any defect corrected within ninety (90) days and found to be within this scope of the warranty shall be repaired or replaced by Manufacturer in a timely manor and without delay of any kind.

      (e)   Shipping costs for repaired or replaced  products shall be born by the Manufacturer back to Licensee. Shipping costs for repaired or replaced  products to the Manufacturer shall be born by the Licensee.

ARTICLE VI
SPARES, STANDARD SUBASSEMBLIES AND PARTS

1.   Availability.

      (a)   Spares, standard subassemblies and parts as used herein, shall be defined as components defined and required by the Licensee’s product specifications used to fabricate and/or repair the Product manufactured by the Manufacturer .

      (b)   Manufacturer shall make spares for purchase by Licensee for a period of not less than one (1) year after shipment of the last unit to Licensee hereunder. Such spares will be available to Licensee at prices, terms and conditions in effect at the time such spares are purchased.

ARTICLE VII
DURATION OF AGREEMENT

1.   Term. The term of this Agreement shall be for 5 years from the date hereof, unless sooner terminated. Termination shall not relieve either party of obligations incurred prior such termination.

2.   Termination. This Agreement may be terminated only:

(a)  By either party for substantial breach of any material provision of this Agreement by the other, provided due notice has been given to the other of the alleged breach and such other party has not cured the breach within thirty (30) days thereof; or

(b)  By Manufacturer:

(i)  If Licensee ceases to function as a going concern or makes an assignment for the benefit of creditors; if a petition in bankruptcy is filed by or against the Licensee, resulting in an adjudication of bankruptcy;

(c) By Licensee:

(i)
If Manufacturer ceases to function as a going concern or makes an assignment for the benefit of creditors; if a petition in bankruptcy is filed by or against the Manufacturer, resulting in an adjudication of bankruptcy;

(ii)	If Manufacturer fails to meet all quality control standards established Licensee and set forth in Article 1, Section 5(a),(b) of this Agreement.

(c)  Upon termination of this Agreement all further rights and obligations of the parties shall cease, except that Licensee shall not be relieved of (i) its obligation to pay any moines due, or to become due, as of or after the date of termination, and (ii) any other obligation set forth in this Agreement which is to take effect after the date of termination.

ARTICLE VIII
NOTICES

1.   Notice or Communication.   Any notice or communication required or permitted hereunder shall be in writing and shall be sent by registered mail, return receipt requested, postage prepaid and addressed to the addresses set forth below or to such changed address as any party entitled to notice shall have communicated in writing to the other party. Notices and communications to the Parties shall be sent to:

(i) if to Owner, to:                 Fuel Concepts, LLC
11710 Akins Road
North Royalton, Ohio 44133
Facsimile:(440) 652-6112

(ii) if to Licensee, to:            17505 N. 79th Avenue, Suite 309
                        Glendale,Arizona 85308
Phone:  (800)-611-1975
Facsimile: (623)-218-7032

ARTICLE IX
GENERAL PROVISIONS

1.  Relationship of Parties. The relationship between the parties established by this Agreement shall be solely that of vendor and vendee.  The Licensee shall have no right, power or authority in any way to bind the Manufacturer to the fulfillment of any condition not herein contained, or to any contract or obligation, expressed or implied.

2.  Independence of Parties. Nothing contained in this Agreement shall be construed to make the Licensee the agent for the Manufacturer for any purpose, and neither party hereto shall have any right whatsoever to incur any liabilities or obligations on behalf or binding upon the other party. The Licensee specifically agrees that it shall have no power or authority to represent the Manufacturer in any manner; that it will solicit orders for products as an independent contractor in accordance with the terms of this Agreement; and that it will not at any time represent the Manufacturer in any manner; that it will solicit orders for products as an independent contractor in accordance with the terms of this Agreement.

 3. Indemnity.

      (a)   The Licensee agrees to hold the Manufacturer free and harmless from any and all claims, damages, and expenses of every kind or nature whatsoever (a) arising from acts of the Licensee; (b) as a direct or indirect consequence of termination of this Agreement in accordance with its terms; or (c) arising from acts of third parties in relation to products sold by Licensee, its distributors, su-distributors, contractors, agents, affiliate or employees thereof under this Agreement, including, but not limited to installation, service, or execution of liens and security interests by third parties with respect to any such products.

     (b)   The Manufacturer agrees to hold the Licensee free and harmless from any and all claims, damages, and expenses of every kind or nature whatsoever (a) arising from acts of the Manufacturer; (b) as a direct or indirect consequence of termination of this Agreement in accordance with its terms; or (c) arising from acts of third parties in relation to products manufactured for Licensee by Manufacturer, its contractors, agents, affiliate or employees thereof under this Agreement.

4.  Assignment.

      (a)   By Licensee.  The Licensee may assign its rights, in whole or in part, under this Agreement to any person or entity including, without limitation any subsidiary, affiliated or controlling corporation, any person owning or acquiring a substantial portion of the stock or assets of the Licensee, or any partnership or other venture in which the Licensee substantially participates, and any such rights may be similarly assigned by any assignee of the Licensee. The Licensee may also assign any of its rights to any of its sub-licensees, distributors or sub-distributors.

      (b)   By Manufacturer.  Manufacturer may only assign this Agreement to a corporation, limited liability company or other entity that is wholly owned and controlled by Manufacturer, provided such assignee accepts in writing responsibility to perform all of Manufacturer’s executory obligations pursuant to this Agreement, and provided further that no such assignment(s) shall excuse, discharge or otherwise relieve manufacture from any of Manufacturer’s obligations under this Agreement. Manufacturer also may assign the proceeds derived from this Agreement, as and when payable in accordance with the terms and conditions set forth in this Section 4 (b) of Article IX.

5.  Entire Agreement. The entire Agreement between the Manufacturer and the Licensee covering the Product is set forth herein and any amendment or modification shall be in writing and shall be executed by duly authorized representatives in the same manner as this Agreement. The provisions of this Agreement are severable, and if any one or more such provisions are determined to be illegal or otherwise unenforceable, in whole or in part, under the laws of any jurisdiction, the remaining provisions or portions hereof shall, nevertheless, be binding on and enforceable by and between the parties hereto.

6. Choice of Law; Venue; Jurisdiction; Attorneys’ Fees. The parties acknowledge and agree that this Agreement has been made in Arizona, and that it shall be governed by, construed, and enforced in  accordance with the laws of the State of Arizona, without reference to its conflicts of laws principles.  The parties also acknowledge and agree that any action or proceeding arising out of or relating to this Agreement or the enforcement thereof shall be brought in the Maricopa County Superior Court, and each of the parties irrevocably submits to the exclusive jurisdiction of that Court in any such action or proceeding, waives any objection the party may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of such action or proceeding shall be heard and determined only in that Court, and agrees not to bring any action or proceeding arising out of or relating to this Agreement or the enforcement hereof in any other court.  The parties also acknowledge and agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or convenience of forum, or to personal or subject matter jurisdiction.  The parties also acknowledge and agree that any action or proceeding referred to above may be served on any party anywhere in the world without any objection thereto.  The parties also acknowledge and agree that the prevailing party in any such action or proceeding shall be awarded the party’s reasonable attorneys’ fees and costs (including, but not limited to, costs of court).

7.   Jurisdiction.   Service of Process.  Any action or proceeding arising out of or relating to this Agreement shall be governed by Section 6 of Article IX of this Agreement, and each of the parties irrevocably submits to the exclusive jurisdiction of each court identified therein in any such action or proceeding; waives any objection the party may now or hereafter have to venue or to convenience of forum; agrees that all claims in respect of the action or proceeding shall be heard and determined only in any such court; and agrees not to bring any action or proceeding arising out of or relating to this Agreement or any transaction contemplated hereby in any other court.  The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum.  Process in any action or proceeding referred to in the first sentence of this Section 7 of Article IX may be served on any party anywhere in the world

8.   Separate Provisions. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

9.   Covenant Not To Compete: The Manufacturer agrees not to compete with the Licensee or to manufacture, fabricate, represent, sell directly or indirectly cause or facilitate the sale of products not belonging to Licensee which are deemed to be competitive with the Licensee's Products. Furthermore  Manufacturer agrees not to manufacture or cause to be manufactured either directly or indirectly or through other parties any parts or products manufactured by Licensee or  any variation of the products offered by Licensee or future products and parts produced by the Licensee. As provide for in Section 6 of this Article IX, in the event that litigation results from or arises out of this Agreement or the performance thereof, the Manufacturer agrees to reimburse the Licensee reasonable attorney's fees, court costs, and all other expenses, whether or not taxable by the court as costs, in addition to any other relief to which the Licensee may be entitled to.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date and year indicated above.

"MANUFACTURE"
FULE CONCEPTS, LLC a Ohio Limited Liability Company

EIN# 20-1849883

ROY MARTIN
By: Roy Martin
Its: Managing Member

"LICENSEE"
SMITH YOUNG AND ASSOCIATES, INC.,  a Colorado Corporation

EIN# 26-3316924

CARY PETERSON
By: Cary Peterson
Its: President

"LICENSEE"
Morton Weisbrot, an Individual

By:  MORTON WEISBROT
       Morton Weisbrot

EXHIBIT A
PRICE LIST AS OF January 1, 2008

2. Dealer Pricing Schedule                                                                     Dealer Price List
Units Ordered	Dealer Price (Shipping costs are not include in price)
3,000 and up	$18.00 USD

Here's What Is In Your Fuel Saver 7000-MPG Kit
Fuel Saver 7000 MPG
Copper Fuel Line Coil
Tamper Resistant Cap
Zip Ties
Mounting Screw & Rubber Grommet
Hose Clamps
Fuel Adapter Kit includes
One Universal Schrader Adapter,
One Ford Schrader Adapter,
A Gasoline Fuel Line Tee,
Brass compression fitting,
and a Schrader Valve Stem removal tool.
Detailed instructions with many photos & diagrams

E3 Fuel Saver 7000 parts and specifications

The E3 Fuel Saver 7000 kit shall contain the following items which shall for present be manufactured in China.

1) 1 (EACH) 8”x8”x2 ¾” box for housing all parts included.
            A) Artwork on box will be pre-printed per AEDC’s artwork specifications.

2) 1 (EACH) E3 Fuel Saver Fuel Saver Manifold herein called the “Head”. The head  shall be constructed from HEX 6061 T6511 aluminum and shall contain the mark “E3 Fuel Saver 7000” and the patent number 7117859 on the front side of the head.
The Head shall contain the following parts attached and assembled:
A) 2 (each) 3/8”x ¼ NPT (national pipe thread) brass barbed fittings
B) 1 (each) 1/8” NPT Male x 1/8” brass Female tube compression fitting
C) 1 (each) 10/32” brass threaded needle with a 30 degree male needle to match needle seat pre-manufactured inside the head.
1) The Needle shall have one small tension spring and one o-ring fitted on needle prior to assembly.
D) The Head shall contain a one 3/16” mounting slot (hole) at the top to allow insertion of mounting screw for secure mounting.
E)  1 (Each) threaded and sealed 80 ml. molded aluminum canister.
F)  1 (Each) 7/8” x .060 nylon seal will complete the seal between the 80 ml aluminum canister and the pre-manufactured thread slot located at the bottom of the Head.
E)  1 (Each) aluminum tamper resistant cap.

Note: thread sizes may be converted to metric on some parts. These conversions are NOT CRITICAL and will not affect the basic performance or function of the E3 Fuel Saver 7000.

3) 10 feet -approx. (3 meters) 3/8 inch fuel line hose meeting SAE 30R7 spec.

4) 4 feet 1/8” refrigeration copper tubing pre-rolled for ease of packaging.
    Copper tubing shall be preassembled with the following items attached:
                        1) 2 Each 1/8” brass ferrules
                        2) 2 Each 1/8” Male compression nuts
                        3) 2 Each 1/8” Plastic End Caps

5) 1 SET Complete Installation Instructions- English/French/Spanish.

6) Fuel Adaptor Kit with the following items:
            1) 1 Ford Schrader Adapter
            2) 1 Universal Schrader Adapter
            3) 1 Schrader Valve Stem removal tool
            4) 1 Brass fuel line “TEE” (brass)

7) Miscellaneous parts kit containing the following items:
            1) 6 steel hose clamps
            2) 10 plastic zip ties
            3) 1 mounting screw
            4) 1 Rubber washer for mounting screw.